Exhibit 99.1

NTL REPORTS FOURTH QUARTER AND YEAR END 2004 RESULTS

Strong finish to year underpinned by solid gross adds, higher ARPU and continued margin expansion

London, United Kingdom, March 15, 2005 — NTL Incorporated (NASDAQ: NTLI) today reported its fourth quarter and year end results for 2004.

Highlights of Continuing Operations

Financial Highlights

                        •      2004 revenue up 5.7 per cent to £2,074 million

                        — Up 5.3 per cent to £532 million vs. Q4 2003

                        •      2004 Operating income before depreciation, amortization and other charges (OCF) increased 12.0 per cent to £695 million

                — Up 4.7 per cent to £182 million vs. Q4 2003

                        •      2004 Operating loss improved by 79.7 per cent to £(39) million

                        — Improved 88.6 per cent to £(6.4) million vs. Q4 2003

                        •      OCF margin and adjusted OCF margin (or underlying margin)* in Q4 at all-time highs of 34 and 36 per cent respectively

Operational Highlights

                        •      Strong gross adds in Q4 of 185,200 (162,100 on-net) in line with previous four quarters

                        •      2004 consumer revenue up 8.7 per cent to £1,508 million

                        — Up 7.5 per cent to £391 million vs. Q4 2003

                        •      Q4 on-net ARPU of £42.40

                        •      On-net broadband growth of 71,800 in Q404, full year growth of 31 per cent

                        •      Triple play on-net penetration of 24.0 per cent, up 3.4 points vs. Q4 2003

Corporate Highlights

•	Free Cash Flow improved to £61 million for full year 2004 vs £(26) million for 2003
•	Net cash provided by operating activities improved to £385.3 million for the full year 2004 compared with £318.8 million for 2003
•	Broadcast business sold for £1.27 billion
— Used proceeds to prepay £500 million of debt and announced intention to effect the purchase of our common stock in an amount up to £475 million

*              OCF margin is OCF as a percentage of revenue. Adjusted OCF margin (or underlying margin) is Adjusted OCF, which excludes certain costs associated with redundancies in December 2004 and with respect to our discontinued operations and total operations, broadcast disposal costs and other provisions of discontinued operations, as a percentage of revenue. For a discussion of the non-US GAAP financial measures underlying these ratios, see Appendix G.

Commenting on the results, Simon Duffy, Chief Executive Officer of ntl, said: “ntl underwent major organisational changes in 2004, with almost every part of the business being restructured. It therefore gives me particular pleasure to report that, despite this upheaval, the company performed very well with underlying margins for the group as a whole, including Broadcast, rising to 37 per cent in Q4. For continuing operations alone, they rose to 36 per cent. We considerably strengthened and improved the operational base of the company, reinforcing our ability to continue to grow profitably.

After implementing major systems improvements in 2004 and aggressively removing delinquent or non-paying customers from our customer count, we expect to add over 200,000 customers on-net this year, including a further 20-25 per cent increase in our broadband customer base.

The sale of Broadcast and the acquisition of virgin.net mark significant changes in the company’s strategic profile and, along with the operational improvements, position it well for the next stage of development. The whole company will remain focused on driving increases in shareholder value in 2005.”

Financial Highlights of Continuing Operations

	Annual Results		%	Quarterly Results		%
(£ millions)	2004	2003	change	Q4-2004	Q4-2003	change

Revenue
Consumer	1,508.0	1,387.7	8.7%	390.8	363.7	7.5%
Business	493.0	500.9	(1.6)%	121.6	122.4	(0.6)%
Ireland	72.6	72.5	0.1%	19.3	18.7	3.2%
Total Revenue	2,073.6	1,961.1	5.7%	531.7	504.8	5.3%

Operating Income before depreciation, amortization and other charges	694.7	620.1(1)	12.0%	181.5	173.3(2)	4.7%

Operating Loss	(39.0)	(192.4)	79.7%	(6.4)	(56.0)	88.6%

Net Loss	(484.2)	(583.7)	17.1%	(73.6)	(130.2)	39.8%

(1)          2003 included approximately £33m of previously disclosed non-recurring benefits

(2)          Q403 included approximately £16m of previously disclosed non-recurring benefits

In the following discussion, the company’s intention is to provide investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. We evaluate operating performance based on several measures, including the non-GAAP measures of operating income before depreciation, amortization and other charges (OCF), Adjusted OCF, free cash flow, defined as net cash provided by (used in) operating activities less purchase of fixed assets, and fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business. Since these measures are not calculated in accordance with U.S. GAAP, they should not be considered as substitutes for operating (loss) income, net cash provided by (used in) operating activities and purchase of fixed assets respectively, as indicators of our operating and cash flow performance and expenditure for fixed assets. Please see Appendix G for use of non-GAAP financial measures.

Q404 and Full Year 2004 Review

Reporting changes

We entered into an agreement to sell our Broadcast business on December 1, 2004 and closed the sale on January 31, 2005. As a result, we are accounting for the Broadcast business as a discontinued operation in all financial statements for the 2004 and 2003 fiscal year. Accordingly, Broadcast financials have been removed from the results of continuing operations and the operating results for Broadcast have been reported as a gain from discontinued operations.

Following the Broadcast sale, we now manage a single cable business. From now on, we will operate our business and report our operations in a single segment under the relevant accounting guidelines and will provide relevant data with respect to our three principal sales channels, Consumer, Business and Ireland. Financial information for prior periods has been restated accordingly. Please refer to Appendix C for a revenue comparison of current reporting to historical reporting.

Revenue

Fourth quarter revenue was £531.7 million ($991.4 million), up 5.3 per cent from the fourth quarter of 2003. Full year revenue was £2,073.6 million ($3,800.1 million), up 5.7 per cent over full year 2003. The increase for both periods is primarily due to strong growth in Consumer which is discussed in detail below.

Consumer

We provide bundled services, including a range of broadband and dial-up internet services, local, long distance and international telephone services, and digital and analogue cable television to our residential customers through our Consumer sales channel, previously reported within ntl: Home. Included within Consumer are ntl’s residential off-net customers and virgin.net. In November 2004 we acquired from the Virgin Group the 51 per cent of Virgin Net Limited, which operates virgin.net, thereby making it a wholly-owned subsidiary. Wholesale internet revenue, previously reported in ntl: Home, is now included in Business revenue.

Fourth quarter Consumer revenue was £390.8 million ($728.5 million), up 7.5 per cent over the same period last year. Included in Q4 Consumer revenue is £4.8 million ($8.8 million) related to virgin.net. The increase in revenue is primarily related to strong growth in broadband RGUs which increased by 155,900 in the quarter, including approximately 62,000 acquired by virtue of our acquisition of virgin.net. Also contributing to Consumer revenue growth is the increase in Talk Plan telephony customers, which grew from approximately 26 per cent to 32 per cent of our on-net telephony customer base compared with the same period last year.

The overall value of our customer base continues to improve as evidenced by the rise in the number of customers taking three services. On-net triple play penetration reached 24.0 per cent in the fourth quarter, up 3.4 points from the same period last year. On-net average revenue per user (ARPU) increased by £0.44 over Q4 2003 to £42.40. The increase in ARPU was primarily related to a greater number of broadband and DTV RGUs as well as two DTV price rises, which were partly offset by lower telephony usage and lower ATV RGUs.

We enjoyed good growth in gross customer additions, reflecting the strength of our bundled offers. Gross customer additions, which include on-net and off-net customers, were 185,200 (162,100 on-net), which is in line with the average of the previous four quarters. At 36 per cent for broadband, 34 per cent for telephony and 30 per cent for television, on-net gross RGU additions were evenly distributed between all three product categories.

We added 34,200 residential customers (20,700 on-net) in the fourth quarter to end the year with 3.14 million customers (2.98 million on-net), a 3.8 per cent increase over Q4 2003. We also added 80,500 RGUs (65,200 on-net) in the quarter, ending the year with 5.95 million RGUs (5.78 million on-net), a 5.5 per cent increase over Q4 2003.

The strong performance of gross customer additions was partly offset by an increase in involuntary churn as our collections activities struggled to meet the challenges of aggressively clearing out non-paying customers and the implementation of our new credit policy. The increase in churn mostly impacted telephony and analogue TV customers. In addition, we disconnected 42,000 of the 49,300 backlog disclosed in our Q3 results and, as a result of the continuing harmonisation of our billing systems, removed 20,000 customers (29,300 RGUs, mostly television) from the customer count. Please see appendix D for a reconciliation of customer movements and appendix E for a reconciliation of RGU movements.

Looking forward, we foresee another strong gross adds performance in Q1 of 2005 and expect that a significant improvement in churn will result in a substantial improvement in on-net net additions in the first quarter. We also expect to be back on track for our long-term on-net target of over 50,000 net customer additions per quarter from Q2 onwards, resulting in over 200,000 on-net net additions for full year 2005.

Full year Consumer revenue was £1,508.0 million ($2,763.6 million), up 8.7 per cent over 2003, largely reflecting the 40 per cent growth in broadband subscribers to 1.33 million including approximately 62,000 acquired with virgin.net. Excluding virgin.net and off-net broadband customers, on-net broadband subscribers increased by 31 per cent over 2003, ahead of the company’s guidance of 25 to 30 per cent. On-net broadband customer penetration is up 8.9 points to 41.9 per cent vs. the same period last year.

Increased telephony call volumes, growth in Talk Plan penetration, and 52,500 additional digital television subscribers also contributed to the full year growth in revenue.

We expect continued robust on-net broadband growth in 2005 of approximately 20 to 25 per cent, despite starting from a significantly higher base of customers.

Business

We provide a range of retail and wholesale voice, data and internet products and services to the business market comprising private and public organizations as well as resellers and mobile operators. We now report revenue from Wholesale Internet customers and Carriers customers within our Business revenue. Wholesale Internet revenue was previously included in ntl: Home and Carriers revenue was disclosed separately.

Fourth quarter Business revenue of £121.6 million ($227.0 million), which includes £56.5 million ($103.5 million) relating to Wholesale Internet and Carriers, was down 0.6 per cent over the same period last year. Full year Business revenue of £493.0 million ($903.5 million), which includes £227.7million ($417.3 million) from Wholesale Internet and Carrier customers, was down 1.6 per cent over 2003. Broadband growth in Wholesale Internet was more than offset by lower mobile and international call usage.

Ireland

We offer digital and analogue cable television to homes in our network in the Republic of Ireland, in Dublin, Waterford and Galway, and broadband in parts of Dublin. Additionally, we offer a full range of business telecommunications services in Ireland, including voice, data and internet products.

Fourth quarter Ireland revenue was £19.3 million ($35.9 million), up 3.2 per cent over the same period last year, due largely to greater take up of digital television services and better television pricing.

In the fourth quarter, residential customers increased by approximately 4,100 to reach 347,800. Monthly churn improved substantially to 0.6 per cent, representing an improvement of more than 50 per cent compared with the same period last year.

As a result of the ongoing investment in the network, broadband homes marketable increased by nearly 22,000 to 88,100. Broadband customers increased to 7,500, more than double the number at the end of last year.

Operating income before depreciation, amortization and other charges (OCF)

Since the company now has only one segment, it is no longer appropriate to report Segment Profit. We now refer to OCF, which is calculated in the same way as we previously calculated Combined Segment Profit. Please refer to Appendix G for a discussion of the use of OCF as a non-U.S. GAAP measure and the reconciliation of operating income before depreciation, amortization and other charges to U.S. GAAP.

Fourth quarter operating income before depreciation, amortization and other charges increased by 4.7 per cent to £181.5 million ($338.3 million) versus the same period last year. Full year operating income before depreciation, amortization and other charges was £694.7 million ($1,273.2 million), up 12.0 per cent over full year 2003. The improvement in both the quarterly and full year results reflects increased Consumer revenues, reduced costs for PPV and PremierPlus content (which were partly offset by higher Sky programming costs), lower maintenance contracts and reduced employee costs, though the latter were more than offset by a one-off charge in Q4 of £10.6 million in respect of the December 2004 redundancies. The net benefit was also impacted by higher bad debt charges in Consumer and costs related to Sarbanes-Oxley compliance. Stock based compensation expense (SBCE) was £2.9 million ($5.0 million) in Q4 and £12.9 million ($23.6 million) in for the full year.

Operating and net loss

Fourth quarter operating loss was £6.4 million ($12.0 million), an 88.6 per cent improvement versus the same period last year primarily due to our improved operating performance, reduced restructuring charges and lower depreciation charges.

Full year operating loss was £39.0 million ($71.6 million), a 79.7 per cent improvement versus the same period last year largely due to improved operating performance relating to consumer subscriber growth.

Fourth quarter net loss was £73.6 million ($137.8 million), a 43.5 per cent improvement versus the same period last year. The improvement reflects decreased interest expense following the refinancing in 2004 which was partly offset by exchange rate losses.

Full year net loss was £484.2 million ($880.1 million), an 17.1 per cent improvement over 2003. The decreased loss is attributable to our improved operating performance and savings in interest expense which were largely offset by a previously disclosed charge in Q204 of £162.3m resulting from extinguishment of debt.

Fixed asset additions (accruals basis)

Fourth quarter fixed asset additions were £81.4 million ($151.6 million), an increase of £22.3 million over the same period last year. The increase is due to higher scaleable infrastructure costs primarily associated with the London network upgrade, higher commercial costs related to upgrades to the voice network and higher CPE costs reflecting an increase in deliveries of set top boxes and cable modems. These increases were partly offset by improved CPE controls and cost savings.

Full year fixed asset additions were £292.5 million ($536.0 million), an increase of £27.9 million over the same period last year. Scaleable infrastructure costs increased primarily due to the network upgrade in London and commercial spend increased due to higher investment on voice services. While we increased the deliveries of set top boxes and cable modems, CPE spend decreased due to improved cost controls and an increased number of pre-wired homes where the cost to install is expensed rather than capitalized.

Full year 2005 fixed asset additions are projected to be between £300 million and £340 million. The projected increase over 2004 is driven primarily by higher CPE costs due to anticipated customer growth and project spend related to broadband speed increases, continued voice network upgrades and the rollout of Video on Demand. Please refer to Appendix B for the NCTA breakdown of our fixed asset additions.

Cash and Cash equivalents

At December 31, 2004, cash and cash equivalents were £125.3 million ($240.0 million).

Other Matters

Broadcast sale and use of proceeds

As previously announced, we sold our Broadcast business in January 2005 for proceeds of £1.27 billion ($2.30 billion), subject to post-closing adjustment. ntl has previously announced that it may use up to £475 million ($900 million) of the proceeds to repurchase its common stock. The company has also repaid £500 million of debt outstanding under its £2.17 billion credit facility, resulting in a forecast decrease in cash interest expense of £35 million in 2005. The balance of the net proceeds will be retained for general corporate purposes.

In February 2005, ntl used $130 million to repurchase 1.89 million shares of its common stock in the open market. Future repurchases may be effected either in the open market, using one or more tender offers, one or more private transactions or a combination thereof. Stock repurchases are subject to a variety of factors, including market conditions, the competitive environment and exchange rates.

virgin.net

In November 2004, we completed the acquisition of Virgin Media Group’s remaining 51 per cent ownership interests in Virgin Net Limited and remaining interests held by existing and former management. Virgin Net Limited, which operates under the brand virgin.net, is a substantial UK Internet Service Provider (ISP) with roughly 590,000 customers, approximately 10 per cent of which were broadband customers as of year end 2004.

Ireland

We are evaluating strategic alternatives for our business in the Republic of Ireland, which may include a divestiture. Considerable interest has been expressed by prospective purchasers.

About ntl

• ntl Incorporated (NASDAQ: NTLI) offers a wide range of communications and content distribution services to residential and business customers throughout the UK and Ireland.

• ntl is the UK’s largest cable company with 3 million residential customers, and the UK’s leading supplier of broadband services to consumers, with over 1.3 million broadband customers.

• ntl’s network can service 7.9 million homes in the UK.

• Information on ntl and its products can be obtained at www.ntl.com

Contacts:

ntl Investor Relations:

Patti Leahy: +1 610 667 5554 / patricia.leahy@ntl.com

Investor Relations office: +44 (0) 207 967 3347 / karen.bullot2@ntl.com ntl Media:

Alison Kirkwood: +44 (0) 1256 752662 / (0) 7788 186154 / alison.kirkwood@ntl.com

Buchanan Communications

Richard Oldworth or Jeremy Garcia: +44 (0) 207 466 5000

There will be a conference call for analysts and investors today at 08.30 EDT/ 13.30 UK time. Analysts and investors can dial in to the presentation by calling + 1 334 420 4950 or +1 334 420 4951 in the United States or + 44 (0) 20 7162 0125 for international access or via a live webcast of the conference call and presentation on the Company’s website, www.ntl.com/investors. The replay will be available for one week beginning approximately two hours after the end of the call until March 22, 2005. The dial-in replay number for the US is: +1 954 334 0342 and the international dial-in replay number are: +44 (0)20 7031 4064, conference ID: 646478.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to complete the integration of our billing systems; our ability to develop and maintain back-up for our critical systems; our ability to respond adequately to technological developments; our ability to maintain contracts that are critical to our operations; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; and interest rate and currency exchange rate fluctuations. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

-ends-

Appendices:

A)           Financial Statements

                •    Condensed Statement of Operations

                •    Condensed Balance Sheet

                •    Condensed Statement of Cashflow

B)            Fixed Asset Additions (accruals basis) continuing operations

C)            Revenue comparison of current reporting to historical reporting

D)            Residential Operations statistics, including customer movements

E)            RGU movements

F)            Q404 Residential Operations Statistics UK and Ireland

G)            Use of non-US GAAP (Generally Accepted Accounting Principals) Financial Measures and Reconciliations to US GAAP

Exchange Rates

The reporting currency for the company is the U.S. dollar; however, the functional currencies of our subsidiaries are the British Pound Sterling and the Euro. Unless otherwise disclosed, all amounts in U.S. dollars as of December 31, 2004 are based on an exchange rate of $1.9160 to £1 and $1.3538 to €1, all amounts disclosed for the full year ended December 31, 2004 are based on an average exchange rate of $1.8326 to £1 and $1.2478 to €1, and all amounts disclosed for the full year ended December 31, 2003 are based on an average exchange rate of $1.6348 to £1 and $1.411 to €1. All amounts in U.S. dollars as of December 31, 2003 are based on an exchange rate of $1.7842 to £1 and $1.2597 to €1. All rates are based on the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. U.S. dollar amounts for the three months ended December 31, 2003 and 2004 are determined by subtracting the U.S. dollar converted financial result for the nine months ended September 30, 2003 and 2004 from the U.S. dollar converted financial result for the full year ended December 31, 2003 and 2004 respectively. The variation between the 2003 and 2004 exchange rates has impacted the dollar comparisons significantly.

Appendices

A)  Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($m, except per share data)

	Year ended December 31,
	2004	2003
	Reorganized	Reorganized
	Company	Company
Revenue	$3,800.1	$3,206.0

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(1,562.3)	(1,329.9)
Selling, general and administrative expenses	(964.6)	(862.4)
Other charges	(43.7)	(37.9)
Depreciation	(1,104.8)	(1,117.0)
Amortization	(196.3)	(173.3)
	(3,871.7)	(3,520.5)
Operating (loss)	(71.6)	(314.5)

Other income (expense)
Interest income and other, net	13.0	17.0
Interest expense (contractual interest of $1,425.4 (2002))	(496.6)	(746.4)
(Loss) on extinguishment of debt	(290.1)	—
Share of (losses) income from equity investments	(0.1)	1.8
Foreign currency transaction (losses) gains	(44.7)	54.0
(Loss) from continuing operations before income taxes	(890.1)	(988.1)
Income tax (expense) benefit	(10.5)	(0.1)
(Loss) from continuing operations	(900.6)	(988.2)

Discontinued operations
Income from discontinued operations before income taxes	20.5	34.0
Income tax (expense) benefit	—	—
Income from discontinued operations	20.5	34.0
Net (loss)	$(880.1)	$(954.2)

Basic and diluted loss from continuing operations
per common share	$(10.33)	$(15.64)

Basic and diluted net loss per common share	$(10.09)	$(15.10)

Average number of shares outstanding (m)	87.2	63.2

CONDENSED CONSOLIDATED BALANCE SHEET

(in millions, except per share data)

	December 31,
	2004	2003
Assets
Current assets
Cash and cash equivalents	$240.0	$795.9
Restricted Cash	31.4	26.9
Marketable securities	22.1	—
Accounts receivable - trade, less allowance for doubtful accounts of $90.7 (2004) and $24.9 (2003)	410.4	353.2
Prepaid expenses	85.0	69.9
Current assets held for sale	80.5	69.3
Other current assets	8.0	27.0
Total current assets	877.4	1,342.2

Fixed assets, net	6,933.8	7,031.8
Reorganization value in excess of amounts allocable to identifiable assets	383.8	363.8
Customer lists, net	698.1	807.8
Other intangible assets, net	10.4	—
Investments in and loans to affiliates, net	1.3	9.5
Other assets, net of accumulated amortization of $15.2 (2004) and $70.1 (2003)	236.4	229.8
Other assets held for sale	1,384.2	1,387.9
Total assets	$10,525.4	$11,172.8

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$230.6	$249.5
Accrued expenses and other current liabilities	602.9	653.3
Interest payable	99.4	194.6
Deferred revenue	224.2	224.4
Current liabilities of discontinued operations	144.1	96.5
Current portion of long-term debt	116.8	2.3
Total current liabilities	1,418.0	1,420.6

Long-term debt, net of current portion	5,657.1	5,728.4
Deferred revenue and other long-term liabilities	420.9	323.5
Deferred income taxes	—	—
Long-term liabilities of discontinued operations	3.5	2.3
Commitments and contingent liabilities

Shareholders’ equity
Preferred stock - $.01 par value; authorized 5.0 (2004 and 2003) shares issued and outstanding none	—	—
Common stock -$.01 par value; authorized 400.0 (2004 and 2003) shares; issued and outstanding 87.7 (2004) and 86.9 (2003) shares	0.9	0.9
Additional paid-in capital	4,376.9	4,325.0
Unearned stock-based compensation	(29.8)	(15.0)
Accumulated other comprehensive income	512.2	341.3
Accumulated (deficit)	(1,834.3)	(954.2)
Total shareholders’ equity	3,025.9	3,698.0
Total liabilities and shareholders’ equity	$10,525.2	$11,172.8

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

($m)

	December 31,
	2004	2003
	Reorganized	Reorganized
	Company	Company
Operating Activities:
Net (loss)	$(880.1)	$(954.2)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,433.7	1,436.6
Asset impairments	—	—
Non—cash compensation	26.7	13.0
Non—cash restructuring charge	—	—
Share of (income) losses from equity investments	(4.2)	0.5
Loss on sale of fixed assets	6.8	—
Provision for losses on accounts receivable	53.8	27.4
Provision for cancellation of receivables from PTV Inc.	—	—
Deferred income taxes	7.4	(10.9)
Loss on extinguishment of debt	290.1	—
Amortization of original issue discount and deferred finance costs	17.2	136.3
Other	—	0.7
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	(70.9)	3.2
Other current assets	19.7	(27.2)
Prepaid expenses	(25.2)	7.7
Other assets	13.5	—
Accounts payable	(37.4)	(39.9)
Accrued expenses and other current liabilities	(82.3)	(105.0)
Deferred revenue	(41.4)	32.9
Deferred revenue and other long-term liabilities	(14.5)	—
Net cash provided by operating activities	706.1	521.1
Investing activities
Purchase of fixed assets	(556.8)	(574.2)
Investments in and loans to affiliates	16.9	5.4
(Increase) in other assets	—	—
Proceeds from sale of assets	2.3	—
Acquisitions, net of cash acquired	(34.5)	—
Purchase of marketable securities	(22.1)	—
Proceeds from sales of marketable securities	—	5.2
Net cash (used in) investing activities	(594.2)	(563.6)

Financing activities
Proceeds from borrowings, net of financing costs	5,270.2	—
Net proceeds from rights offering	—	1,367.0
Proceeds from employee stock options	8.0	3.0
Principal payments on long-term debt	(5,957.7)	(1,249.1)
Proceeds from borrowings from NTL (Delaware), Inc.	—	—
Contribution from NTL (Delaware), Inc.	—	—
Net cash provided by (used in) financing activities	(679.5)	120.9
Effect of exchange rate changes on cash and cash equivalents	11.7	76.8
(Decrease) increase in cash and cash equivalents	(555.9)	155.2
Cash and cash equivalents at beginning of year	795.9	640.7
Cash and cash equivalents at end of year	$240.0	$795.9

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$547.0	$583.4
Income taxes paid	0.3	—

B) Fixed Asset Additions (Accruals Basis) Continuing Operations

(figures in millions)	Q4 2004		Q4 2003
	£	$	£	$
UK Fixed Asset Additions (Accruals Basis)
NCTA Fixed Asset Additions
CPE	29.1	54.3	25.7	44.4
Scaleable Infrastructure	24.3	45.0	15.8	26.6
Commercial	8.8	16.4	4.9	8.2
Line Extensions	0.2	0.3	0.0	0.0
Upgrade/Rebuild	1.3	2.6	0.4	0.7
Support Capital	18.6	34.4	16.3	27.8
Total NCTA Fixed Asset Additions	82.3	153.0	63.1	107.7
Non NCTA Fixed Asset Additions	(3.5)	(6.2)	(6.8)	(11.1)
Total UK Fixed Asset Additions (Acc. Basis)	78.8	146.8	56.3	96.6
Ireland	2.6	4.8	2.8	4.8

Total Fixed Asset Additions (Accruals Basis)	81.4	151.6	59.1	101.4

(figures in millions)	2004		2003
	£	$	£	$
UK Fixed Asset Additions (Accruals Basis)
NCTA Fixed Asset Additions
CPE	115.7	212.0	127.6	208.6
Scaleable Infrastructure	68.9	126.2	47.6	77.8
Commercial	28.3	51.9	22.4	36.6
Line Extensions	0.0	0.0	0.5	0.8
Upgrade/Rebuild	13.2	24.2	5.2	8.5
Support Capital	56.9	104.3	55.9	91.4
Total NCTA Fixed Asset Additions	283.0	518.6	259.2	423.7
Non NCTA Fixed Asset Additions	(1.5)	(2.7)	(5.9)	(9.7)
Total UK Fixed Asset Additions (Acc. Basis)	281.5	515.9	253.3	414.0
Ireland	11.0	20.1	11.3	18.5

Total Fixed Asset Additions (Accruals Basis)	292.5	536.0	264.6	432.5

Note: ntl is not a member of the NCTA and is providing this information solely for comparative purposes.

C)  Revenue comparison of current reporting to former reporting

CURRENT REPORTING FORMAT (£m)	Q4-04	Q3-04	Q2-04	Q1-04	Q4-03
CONTINUING OPERATIONS REVENUE
CONSUMER
On-Net	381.3	372.6	365.9	363.0	357.9
Off-Net and virgin.net	9.5	5.0	3.9	6.8	5.8
Total Consumer	390.8	377.6	369.8	369.8	363.7

BUSINESS
Business	65.1	64.2	66.8	69.2	66.5
Wholesale Services (includes AOL)	56.5	56.8	57.3	57.1	55.9

Total Business	121.6	121.0	124.1	126.3	122.4

IRELAND	19.3	17.9	17.9	17.5	18.7
CONTINUING OPERATIONS REVENUE	531.7	516.5	511.8	513.6	504.8

DISCONTINUED OPERATIONS
BROADCAST	67.1	66.6	72.6	71.4	71.9
TOTAL REVENUE	598.8	583.1	584.4	585.0	576.7

FORMER REPORTING FORMAT (£m)	Q4-04	Q3-04	Q2-04	Q1-04	Q4-03
CONTINUING OPERATIONS REVENUE
HOME
On-Net (includes AOL)	382.0	373.4	366.3	363.2	358.1
Off-Net, Wholesale internet and virgin.net	36.9	31.6	31.5	35.2	32.6
Home Total	418.9	405.0	397.8	398.4	390.7

BUSINESS	65.1	64.2	66.8	69.2	66.5
CARRIERS	28.4	29.4	29.3	28.5	28.9
IRELAND	19.3	17.9	17.9	17.5	18.7
CONTINUING OPERATIONS REVENUE	531.7	516.5	511.8	513.6	504.8

DISCONTINUED OPERATIONS
BROADCAST	67.1	66.6	72.6	71.4	71.9
TOTAL REVENUE	598.8	583.1	584.4	585.0	576.7

D)  Residential Operations Statistics

In addition to providing residential operations statistics, the following table provides a reconciliation of total Consumer and on-net customer movements.

Residental Operations Statistics: Consumer and on-net

(data in 000's unless otherwise noted)	ntl Consumer (note 1)					ntl on-net
	Q4-04	Q3-04	Q2-04	Q1-04	Q4-03	Q4-04	Q3-04	Q2-04	Q1-04	Q4-03
Customers
Opening Customers	3,164.6	3,082.1	3,070.6	3,007.1	2,929.6	3,013.8	2,981.5	2,923.2	2,867.9	2,809.5
Data Cleanse	(20.0)	2.7	(6.1)	(6.2)	0.0	(20.0)	2.7	(2.2)	(6.2)	0.0
Adjusted Opening Customers	3,144.6	3,084.8	3,064.5	3,000.9	2,929.6	2,993.8	2,984.2	2,921.0	2,861.7	2,809.5

Gross customer adds	185.2	190.7	169.7	191.6	183.2	162.1	187.9	166.5	160.3	153.9
Customer disconnections	(151.0)	(148.9)	(116.7)	(121.9)	(105.7)	(141.4)	(134.5)	(106.0)	(98.8)	(95.5)
Net customer adds	34.2	41.7	53.1	69.7	77.5	20.7	53.4	60.5	61.5	58.4
Reduction to customer count	(42.0)	(23.8)	(35.5)	0.0	0.0	(39.2)	(23.8)	0.0	0.0	0.0
Closing Customers	3,136.8	3,102.8	3,082.1	3,070.6	3,007.1	2,975.3	3,013.8	2,981.5	2,923.2	2,867.9

Monthly customer churn %	1.6%	1.6%	1.2%	1.3%	1.2%	1.5%	1.5%	1.2%	1.1%	1.1%

RGUS
Opening RGUs	5,911.9	5,858.5	5,783.4	5,637.0	5,484.2	5,822.0	5,757.9	5,636.1	5,497.8	5,364.1
Virgin.net at acquisition	61.8	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Data Cleanse	(29.3)	1.0	(4.6)	(3.3)	0.0	(29.3)	0.9	(0.7)	(3.3)	0.0
Adjusted Opening RGUs	5,944.4	5,859.5	5,778.8	5,633.7	5,484.2	5,792.7	5,758.8	5,635.4	5,494.5	5,364.1

Gross RGU adds	409.8	429.6	386.9	413.6	395.0	386.7	426.8	383.7	382.2	365.8
RGU disconnections	(329.2)	(341.6)	(271.7)	(264.0)	(242.2)	(321.3)	(328.0)	(261.2)	(240.7)	(232.1)
Net RGU adds	80.5	88.0	115.2	149.6	152.8	65.2	98.8	122.5	141.6	133.7
Reduction to RGU count	(76.5)	(35.6)	(35.5)	0.0	0.0	(73.7)	(35.6)	0.0	0.0	0.0
Closing RGUs	5,948.4	5,911.9	5,858.5	5,783.4	5,637.0	5,784.2	5,822.0	5,757.9	5,636.1	5,497.8

Revenue Generating Units (RGUs)
Telephone	2,638.5	2,681.4	2,693.7	2,705.7	2,664.2	2,559.3	2,592.4	2,593.1	2,558.4	2,525.0
Television	1,979.6	2,056.1	2,070.6	2,048.9	2,023.6	1,979.6	2,056.1	2,070.6	2,048.9	2,023.6
DTV	1,382.5	1,414.7	1,408.7	1,371.0	1,330.0	1,382.5	1,414.7	1,408.7	1,371.0	1,330.0
Broadband	1,330.3	1,174.4	1,094.2	1,028.8	949.2	1,245.3	1,173.5	1,094.2	1,028.8	949.2
Total RGUs	5,948.4	5,911.9	5,858.5	5,783.4	5,637.0	5,784.2	5,822.0	5,757.9	5,636.1	5,497.8

RGU / Customer	1.90	1.91	1.90	1.88	1.87	1.94	1.93	1.93	1.93	1.92

Internet Customers
Dial-up (metered)	579.5	144.8	163.6	212.8	200.8	54.8	56.7	63.0	65.5	61.6
Dial-up (unmetered)	167.6	193.9	219.8	243.9	249.9	167.6	193.9	219.8	243.9	249.9
DTV Access	7.7	8.2	10.5	11.7	12.8	7.7	8.2	10.5	11.7	12.8
Broadband	1,245.3	1,173.5	1,094.2	1,028.8	949.2	1,245.3	1,173.5	1,094.2	1,028.8	949.2
Broadband 60 day free trial	1.7	37.5	5.3	0.0	0.0	1.7	37.5	5.3	0.0	0.0
Virgin.net broadband upon acquisition	61.8	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Virgin.net adds post acquisition	17.2	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Off-net	6.0	0.9	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total Broadband Customers	1330.3	1174.4	1094.2	1028.8	949.2	1245.3	1173.5	1094.2	1028.8	949.2
Total Dial-up and DTV access customers	754.8	346.9	393.9	468.4	463.5	230.1	258.8	293.3	321.1	324.3

Bundled Customers
Dual RGU	1386.0	1429.6	1451.0	1448.2	1446.4	1383.2	1428.7	1451.0	1448.2	1446.4
Triple RGU	712.8	695.8	663.5	632.4	591.6	712.8	695.8	663.5	632.4	591.6
Percentage of dual or triple RGUs	66.9%	68.5%	68.6%	67.8%	67.8%	70.4%	70.5%	70.9%	71.2%	71.1%
Percentage of triple RGUs	22.7%	22.4%	21.5%	20.6%	19.7%	24.0%	23.1%	22.3%	21.6%	20.6%

ARPU	£41.44	£40.80	£40.10	£40.66	£40.80	£42.40	£41.56	£41.38	£41.91	£41.96

(1)   Includes on-net, off-net and virgin.net customers acquired in November 2005.

(2)   In Q404, data cleanse activity, as part of the harmonisation of billing systems, resulted in a reduction in customers of approximately 20,000. We anticipate that there may be similar adjustments to customer and RGU numbers as data cleanse progresses during the course of this year.

(3)   In Q404, we removed a further 42,000 customers, representing 76,500 RGUs from the customer count, following implementation of a new credit policy and the resulting disconnection of inactive backlog customers. Of the 76,500 RGUs, 35,300 are telephony RGUs, 19,900 are DTV RGUs, 3,700 are ATV RGUs, 14,800 are Broadband RGUs and 2,800 are offnet RGU's.

In Q204, we disconnected 42,700 off-net telephony customers, 35,500 due to disconnection of non-paying customers and 7,200 due to disconnects as part of business as usual.

E)   RGU movements

The following tables provide a reconciliation of Consumer and on-net RGU movements in the fourth quarter:

Consumer RGUs (000s)	DTV	Television	Telephone	Broadband	Total

Q3 2004 closing RGUs (on-net)	1,417.7	2,056.1	2,592.4	1,173.5	5,822.0
Off-net RGUs			89.0	0.9	89.9
Adjusted closing RGUs incl. off-net	1,417.7	2,056.1	2,681.4	1,174.4	5,911.9

virgin.net				61.8	61.8
Data cleanse (1)	(12.4)	(24.9)	(0.2)	(4.2)	(29.3)
Reduction to customer count (2)	(19.9)	(23.6)	(38.1)	(14.8)	(76.5)
	1,382.4	2,007.6	2,643.1	1,217.2	5,867.9

Quarterly underlying net adds	0.1	(28.0)	(4.6)	113.1	80.5

Q4 2004 closing total RGUs	1382.5	1,979.6	2,638.5	1,330.3	5,948.4

Net RGU adds as reported: Consumer	(32.2)	(76.5)	(42.9)	155.9	36.5

Consumer On-net RGUs (000s)	DTV	Television	Telephone	Broadband	Total

Q3 2004 closing RGUs (on-net)	1,414.7	2,056.1	2,592.4	1,173.5	5,822.0

Data cleanse (1)	(12.4)	(24.9)	(0.2)	(4.2)	(29.3)
Reduction to RGU count (2)	(19.9)	(23.6)	(35.3)	(14.8)	(73.7)
	1,382.4	2,007.6	2,556.9	1,154.5	5,719.0

Quarterly underlying net adds	0.1	(28.0))	2.4	90.8	65.2

Q4 2004 closing on-net RGUs	1,382.5	1,979.6	2,559.3	1,245.3	5,784.2

Net adds as reported: on-net	(32.2))	(76.5))	(33.1))	71.8	(37.8))

(1)

Data cleanse activity, as part of the review and harmonisation of billing systems, resulted in a decrease of 29,300 customers. Our experience to date is that 78 per cent of customers on Broadband free trial convert to full paying customers at the end of the trial period. Accordingly an adjustment for 22% churn on BB free trial customers has been included.

(2)	Reduction to customer count following the introduction of the new disconnect and credit management policies outlined in Q304.

F)  Q404 Residential Operations Statistics UK and Ireland

(subscriber totals in 000’s)	UK	Ireland (9)	Total
Homes Marketable: on-net (1)
Telco	7,739.5	0.0	7,739.5
ATV	7,910.4	463.7	8,374.1
DTV	7,420.4	421.3	7,841.7
Broadband	6,961.9	88.1	7,050.0

Customers (2)
Single RGU	1,038.0	321.0	1,359.0
Dual RGU(3)	1,386.0	7.5	1,393.5
Triple RGU(3)	712.8	0.0	712.8
	3,136.8	328.5	3,465.3

Telephone (4)	2,638.5	0.0	2,638.5

Television
DTV	1,382.5	76.2	1,458.7
ATV	597.1	252.3	849.4
Total	1,979.6	328.5	2,308.1

Internet
Dial-Up (metered - active last 30 days)	579.5	0.0	579.5
Dial-Up (unmetered - active last 30 days)	167.6	0.4	168.0
DTV Access	7.7	0.0	7.7
Broadband	1,328.6	7.5	1,336.1
Broadband 60 day free trial offer	1.7	0.0	1.7
Total	2,085.1	7.9	2,093.0

RGUs (3)
Telephone	2,638.5	0.0	2,638.5
Television	1,979.6	328.5	2,308.1
Broadband Internet	1,330.3	7.5	1,337.8
	5,948.4	336.0	6,284.4

RGUs/Customer	1.90	1.02	1.81

Q4 Customer/RGU Movement
Opening Customers (at September 30, 2004)	3,164.6	325.5	3,490.1
Data cleanse(5)	(20.0)		(20.0)
Opening Subs post data cleanse	3,144.6	325.5	3,470.1
Gross Adds	185.2	9.3	194.5
Disconnects	(151.0)	(6.3)	(157.3)
Reduction to customer count (6)	(42.0)		(42.0)
Closing Customers (at December 31, 2004)	3,136.8	328.5	3,465.3

Quarterly Customer Adds	34.2	3.0	37.2
Quarterly RGU Adds	80.5	2.9	83.4
% Customer Churn (7)	1.6%	0.6%	1.5%

Penetration (8): on-net penetration
Telephone	33.1%	0.0%	33.1%
Television	25.0%	70.8%	27.6%
Broadband Internet	17.9%	8.5%	17.8%
Customer	37.6%	70.8%	39.5%

(1)	Homes marketable refers to the number of homes within our service area that can potentially be served by our network with minimal connection costs.
(2)	UK customer numbers have been updated to include virgin.net and off-net
(3)

Each telephone, television and broadband internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers.

(4)	We disconnected approximately 2,000 telephone customers in the Republic of Ireland in the fourth quarter after identifying potential safety risks.

(5)

Data cleanse activity, as part of the harmonisation of billing systems, resulted in a reduction in customers of approximately 20,000 in Q404. We anticipate that there may be similar adjustments to customer and RGU numbers as data cleanse progresses during the course of this year.

(6)

We have removed a further 42,000 customers (representing 76,500 RGUs) from the customer count, following implementation of a new credit policy and the subsequent disconnection of a backlog of inactive customers. Of the 76,500 RGUs, 35,300 are telephony RGUs, 19,900 are DTV RGUs, 3,700 are ATV RGUs, 14,800 are Broadband RGUs and 2,800 are off-net RGU’s.

(7)

Customer churn rate is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(8)	Penetration rate measures the number of subscribers for our services divided by the number of marketable homes that our services pass.
(9)	ntl Ireland also offers microwave multi-point distribution services, or MMDS, to 70,000 marketable homes and had approximately 19,300 digital MMDS customers at December 31, 2004.

G)  Use of Non-US GAAP Financial Measures and Reconciliation to US GAAP

Operating Income before depreciation, amortization and other charges (OCF);

Adjusted OCF

Operating income before depreciation, amortisation and other charges, which we refer to as OCF, is not a financial measure recognised under US GAAP.  OCF represents our earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments, loss on extinguishment of debt and foreign currency transaction gains (losses). Adjusted OCF represents OCF adjusted so that it does not take into account the costs of our layoff of approximately 450 employees in December 2004.  Our management, including our chief executive officer who is our chief operating decision maker, considers OCF and Adjusted OCF as important indicators of our operational strength and performance. OCF and Adjusted OCF exclude the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF and Adjusted OCF as management believes they are not characteristic of our underlying business operations. In addition, Adjusted OCF also excludes layoff costs that management believes are not characteristic of our underlying business operations.  OCF and Adjusted OCF are most directly comparable to the US GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF and Adjusted OCF as compared to operating income (loss) are that OCF and Adjusted OCF do not consider the amount of required reinvestment in depreciable fixed assets and ignore the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF and Adjusted OCF are helpful for understanding our performance and assessing our prospects for the future, and that they provide useful supplemental information to investors. In particular, these non-US GAAP financial measures reflect additional ways of viewing aspects of our operations that, when viewed with our US GAAP results and the reconciliations to operating income (loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-US GAAP financial measures are not standardised, it may not be possible to compare OCF and Adjusted OCF with other companies’ non-US GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for operating income (loss) or other measures of financial performance reported in accordance with US GAAP.

Reconciliation of Adjusted OCF for Continuing operations to (loss) from Continuing operations, reconciliation of adjusted OCF from discontinued operations to income from discontinued operations and reconciliation of adjusted OCF from total operations to net (loss)

	Continuing Operations	Discontinued Operations	Total Operations
	Q4 2004	Q4 2004	Q4 2004
Adjusted OCF	192.1	29.6	221.7

Deduct
December 04 redundancies	(10.6)	(2.1)	(12.7)
Broadcast disposal costs and other provisions	0.0	(7.5)	(7.5)

Operating income before D&A and other charges (£m)	181.5	20.0	201.5

Effective exchange rate	1.86	1.86	1.86

Operating income before D&A and other charges ($m)	338.3	37.3	375.6
Other charges	(7.5)	(6.3)	(13.8)
Depreciation and amortisation	(342.8)	(25.0)	(367.8)

Operating (loss) income	(12.0)	6.0	(6.0)

Interest income (expense) and other, net	(119.2)	6.9	(112.4)
Share of income (losses) from equity investments	(0.7)	1.8	1.1
Foreign currency transaction (losses) gains	(15.8)	0.0	(15.8)
Income tax benefit (expense)	(4.7)	0.0	(4.7)

US GAAP (Loss) from continuing operations (in US$’s)	(152.4)
US GAAP Income from discontinued operations (in US$’s)		14.7
US GAAP Net (loss) (in US$’s)			(137.8)

Reconciliation of Revenue to US GAAP Revenue and Reconciliation of Operating Income before depreciation, amortisation and other charges (OCF) to US GAAP operating loss (in millions)

CONTINUING ACTIVITIES

	Year end December 31, 2004	3 months end December 31, 2004	3 months end September 30, 2004	3 months end June 30, 2004	3 months end March 31, 2004
Revenue	£2,073.8	£531.7	£516.5	£511.8	£513.6

Effective exchange rate	1.83	1.86	1.82	1.81	1.84

US GAAP Revenue (in US$'s)	$3,800.1	$991.4	$939.7	$924.2	$944.8

Operating income before depreciation, amortisation and other charges (in £'s)	£694.7	£181.5	£177.2	£169.8	£166.2

Effective exchange rate	1.83	1.86	1.82	1.81	1.84

Operating income before depreciation, amortisation and other charges (in US $'s)	$1,273.2	$338.3	$322.5	$306.7	$305.7

Reconciling items:
Other charges	(43.7)	(7.5)	(8.4)	(26.9)	(0.9)
Depreciation and amortization	(1,301.1)	(342.8)	(324.6)	(315.4)	(318.3)
Operating Income (Loss)	(71.6)	(12.0)	(10.5)	(35.6)	(13.5)

£ Equivalent net loss continuing activities	£(495.4)	£(81.7)	£(75.7)	£(262.6)	£(75.4)

£ Equivalent operating income (loss) continuing activities	£(39.0)	£(6.4)	£(5.7)	£(19.6)	£(7.3)

	Year end December 31, 2003	3 months end December 31, 2003	3 months end September 30, 2003	3 months end June 30, 2003	3 months end March 31, 2003
Revenue	£1,961.1	£504.8	£487.6	£486.5	£482.2

Effective exchange rate	1.63	1.70	1.61	1.61	1.60

US GAAP Revenue (in US$'s)	$3,206.0	$860.3	$785.3	$787.6	$772.8

Operating Income before depreciation, amortisation and other charges (in £'s)	£620.1	£173.3	£172.4	£146.1	£128.3

Effective exchange rate	1.63	1.69	1.61	1.61	1.60

Operating Income before depreciation, amortisation and other charges (in US $'s)	$1,013.7	$293.6	$277.8	$236.8	$205.5

Reconciling items:
Other charges	(37.9)	(12.0)	(3.5)	(20.2)	(2.2)
Depreciation and amortization	(1,290.3)	(376.3)	(310.7)	(305.0)	(298.3)
Operating Income (Loss)	(314.5)	(94.7)	(36.4)	(88.4)	(95.0)

£ Equivalent net loss continuing activities	£(604.5)	£(135.8)	£(127.1)	£(162.5)	£(179.0)

£ Equivalent operating income (loss) continuing activities	£(192.4)	£(56.0)	£(22.6)	£(54.5)	£(59.3)

OCF Margin and Adjusted OCF Margin (or Underlying Margin)

OCF Margin refers to operating income before depreciation, amortization and other charges (OCF) as a percentage of revenue, as shown in the table below.  Adjusted OCF Margin (or underlying margin) refers to Adjusted OCF, which excludes layoff costs arising from layoffs of employees in December 2004 and certain costs of discontinued operations associated with the disposal of our broadcast operations as a percentage of revenue, as shown in the table below.

Q4 2004 OCF Margin and Adjusted OCF Margin(1)

	Continuing Operations Q4 2004	Discontinued Operations Q4 2004	Total Operations Q4 2004

(£m)

Revenue	531.7	67.1	598.8

Operating income before D&A and other charges (OCF)	181.5	20.0	201.5

December 04 redundancies(2)	10.6	2.1	12.7

Broadcast disposal costs and other provisions(3)	0.0	7.5	7.5

Adjusted OCF	192.1	29.6	221.7

OCF Margin	34.1%		33.7%

Adjusted OCF Margin	36.1%		37.0%

(1)

Continuing operations refers to all of our operations other than discontinued operations. Discontinued operations refers to our broadcast operations. Total operations refers to the aggregate of continuing operations and discontinued operations. We entered into an agreement for the sale of out broadcast operations in December 2004 and the transaction closed on January 31, 2005. Consequently, we managed the broadcast operations throughout 2004 as an ongoing business and management assessed the Company's performance based on total operations. For this reason, we have included the additional data relating to discontinued operations and total operations that is shown in the table below.

(2)	These are costs associated with the redundancy of approximately 458 employees in December 2004, the bulk of whom were employed in our continuing operations.
(3)

Broadcast disposal costs refers to broadcast management compensation payments incurred solely as a result of the sale of our broadcast operations. Other provisions refers to additional charges associated with the settlement of a confidential fixed price contract, which was completed in Q4 2004. In Q3 2004 we incurred a £29.4 million charge with respect to this contract.

Fixed Asset Additions (Accrual Basis)

ntl’s primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis. ntl’s business is underpinned by its significant investment in network infrastructure and information technology.  Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating ntl’s liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the U.S. GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets are (1) Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets and (2) Fixed Asset Additions (Accrual Basis) excludes capitalised interest. Management excludes these amounts from Fixed Asset Additions (Accrual Basis) because both are more related to the cash management treasury function than to ntl’s management of fixed asset purchases for long-term operational performance and liquidity. Management compensates for these limitations by separately measuring and forecasting working capital and interest payments.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with U.S. GAAP accepted in the United States. These non-U.S. GAAP financial measures reflect an additional way of viewing aspects of ntl’s operations that, when viewed with ntl’s U.S. GAAP results and the accompanying reconciliations to corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl’s business. Management encourages investors to review ntl’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Reconciliation of Fixed Asset Additions (accrual basis) to US GAAP Purchase of Fixed Assets (in millions)

	3 months end Dec 31, 2004	3 months end Sept 30, 2004	3 months end June 30, 2004	3 months end March 31, 2004	3 months end December 31, 2003

Fixed Asset Additions (accrual basis) (in £’s)	£88.3	£84.7	£69.0	£88.5	£63.6

Effective exchange rate	1.86	1.81	1.82	1.84	1.71

Fixed Asset Additions (accrual basis) (in US $’s)	$164.2	$153.4	$125.4	$125.9	$109.0

Other Items:
Changes in liabilities related to Fixed Asset Additions (accrual basis)	6.0	(1.0)	4.1	(21.2)	7.7

Purchase of Fixed Assets (in US $’s)	$170.2	$152.4	$129.5	$104.7	$116.7

Note: represents ntl Group including Discontinued Operations

Free Cash Flow

ntl's primary measure of cash flow is Free Cash Flow. Free Cash Flow is defined as net cash provided by (used in) operating activities less net cash (used in) investing activities. ntl's business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers it important to measure cash flow after cash used in the purchase of fixed assets and cash used in other investing activities. Free Cash Flow is most directly comparable to the US GAAP financial measure net cash provided by (used in) operating activities. The significant limitation associated with Free Cash Flow as compared to net cash provided by (used in) operating activities is that Free Cash Flow includes cash used in the investing activities. Management deducts purchase of fixed assets in arriving at Free Cash Flow because it considers the amount invested in the purchase of fixed assets to be an important component in evaluating ntl's liquidity.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with US GAAP accepted in the United States. These non-US GAAP financial measures reflect an additional way of viewing aspects of ntl’s operations that, when viewed with ntl’s US GAAP results and the accompanying reconciliations to corresponding US GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl’s business. Management encourages investors to review ntl’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Free Cash Flow to US GAAP Net Cash Provided by Operating Activities

	FY 2004	FY 2003

Free cashflow (£m)	£61.3	£(25.9)

Effective exchange rate	1.83	1.64

Free cashflow ($m)	$111.9	£(42.5)

Add back:

Purchase of fixed assets	556.8	574.2

Investments	37.4	(10.6)

Net cash provided by operating activities	$706.1	$521.1